Exhibit 99.1
Press Release www.shire.com

Dr. Jeff Jonas appointed President of Shire Regenerative Medicine Business and joins Shire Leadership Team

La Jolla, California, USA – November 15, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPG), announces that Jeff Jonas M.D. has been appointed President of Shire’s Regenerative Medicine (RM) business, effective November 15, 2012.  Jeff will report to Shire Chief Executive, Angus Russell, and will join the Shire Leadership Team.

After a varied career in research & development, commercial and entrepreneurial business roles, Jeff joined Shire in July 2008 as leader of the Specialty Pharmaceuticals (SP) Research & Development (R&D) team.

Jeff has been closely involved with the RM business since Shire acquired it as Advanced BioHealing in June 2011.  In addition to his role as head of the SP R&D team, Jeff has been leading the RM R&D team and has been a member of the RM leadership team.  Jeff will lead the newly established RM team to take the business to its next stage of growth.

Jeff’s role as head of the SP R&D team will be filled by Arnaud Partiot M.D.  Arnaud is a qualified psychiatrist and has been a senior member of the Shire SP team in various clinical research & development, medical affairs and commercial roles since joining Shire in 2004.

Kevin Rakin, who led Advanced BioHealing Inc. since 2007 and during its integration into Shire, is stepping down from his position as Regenerative Medicine President and from the Shire Leadership Team to pursue new career interests.  Kevin will be available to provide transitional support through 28 December 2012.

Says Shire Chief Executive, Angus Russell:

“We are pleased with the progress we are making in transforming our Regenerative Medicine business.  Jeff’s insight and experience will enable us to build on this as we shape this business for future growth.  We have great ambition for this business and we’re committed to seeing those ambitions realised.”

“I’d like to recognise Kevin Rakin as a leader of this business during its integration into Shire; and we wish him well in his new endeavours. “

Says Jeff Jonas:

“Shire’s Regenerative Medicine business has so much potential; it serves a growing patient population with unmet needs and we have an excellent, differentiated product in DERMAGRAFT, already commercialised for diabetic foot ulcers.  We’re exploring other possible indications for DERMAGRAFT and we believe we can expand its use into new geographies.  The science and technology in regenerative medicine is developing well and we see many opportunities to acquire other exciting assets to build a robust and attractive pipeline.  Leading this business to greater heights is a very exciting opportunity for me.”

Further background on Jeff Jonas

Before joining Shire in 2008, he served as Executive Vice President at Isis Pharmaceuticals in charge of clinical and pre-clinical development, regulatory affairs, quality assurance and compliance, and had broad responsibility for the product pipeline.

Prior to this, Jeff was Chief Medical Officer and Executive Vice President at Forest Laboratories, Inc.

He began his career at Upjohn Laboratories where he advanced to the position of Chief Medical Officer.

Jeff has also been a successful entrepreneur. He founded and led AVAX Technologies, a leader in autologous cell therapy and individualized therapy. Dr. Jonas led AVAX through several successful financings, including an initial public offering in 1997.

In 2001, he co-founded SCEPTOR Industries, a biotechnology company involved in biodefense surveillance.

Jeff has published more than 70 scientific papers and chapters and has received a number of awards.

Jeff received his M.D. from Harvard Medical School and completed a residency in psychiatry at Harvard. Shortly thereafter, he was appointed Chief Resident in psychopharmacology at McLean Hospital, Harvard Medical School.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann (Corporate)	jmann@shire.com	+44 1256 894 280
Gwen Fisher (Specialty Pharmaceuticals) Lindsey Hart (Regenerative Medicine)	gfisher@shire.com lhart@shire.com	+1 484 595 9836 +1 615 250 3311
Notes to editors

SHIRE PLC

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions

•	Rare Diseases

•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceuticals, Human Genetic Therapies and Regenerative Medicine products, as well as the ability to secure new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.